Exhibit 99.1

The SCO Group

FY 2007 Sales Compensation Plan

Effective November 1, 2006

For commission compensation, there is one quota containing Product, SES/SWIM, Engineering Services, Support, Professional Services, IP Compliance Licensing, and other UNIX products (“UNIX business”). There will also be one quota containing Me Inc. products and services, Shout, Edgeclick and other new revenue opportunities (“New business”). The quota and credit relief for both the UNIX business and New business will be based on revenue recognition for all products and services. The Sales Compensation Plan will be rolled out quarterly to the sales field to ensure that the objectives and deliverables outlined for traction with new mobility products is being attained.

FY 07 COMPENSATION OVERVIEW

The sales compensation plan will be a quarterly incentive based plan. The objectives of the 2007 compensation plan will be to maintain the UNIX revenue stream and build and increase the New business and mobility products revenue stream.

The philosophy of the quarterly incentive plan will be to provide each participant with the opportunity to earn quarterly commissions and quarterly performance accelerators.

The following discussion is intended for sales reps in the Company’s UNIX business.  A separate addendum is provided sales reps not covered by the UNIX business. For those territories in which mobility products are available for sale to customers, each sales rep will be assigned a quarterly incentive plan that includes a UNIX target and a New business target. For those territories in which mobility products are not available for sale to customers, each sales rep will be assigned a UNIX target. For quarter 1, 2007, earnings will be available for attainment as follows:

Q1 2007
UNIX	75%
New Business	25%

For example, if a sales rep has an on-target earnings capability for Q1 2007 of $10,000, then $7,500 in commissions is eligible for UNIX and $2,500 in commission is eligible for the New business.  For Q1 2007, in order to obtain the commissions for the New business, sales reps will not have a quota, but will instead have a specific set of objectives that are directed toward building the New business pipeline.

These objectives will be set by sales management and will be reviewed and approved by sales management and finance.

Commissions for revenue generated against the UNIX quota will be paid in a linear fashion (1:1) each quarter up to 100% once the sales rep achieves at least 75% of the UNIX business quota. Attainment of less than the minimum requirement will result in $0 commissions being earned.

For purposes of this plan, the following definitions apply:

Accelerators.  Accelerators are defined as amounts paid by SCO for revenue that exceeds established quotas.  For the FY 2007 year, accelerators will be moved away from a ‘percentage of revenue’ accelerator to a ‘percentage of on-target earnings’ accelerator.  The following table lists the accelerator levels for each quarter:

rev attn	% of OTE
105%	115%
110%	130%
115%	145%
120%	165%
125%	185%
140%	205%
160%	230%
180%	255%
> 200%	280%

To illustrate an example of the above plan, assume a sales rep has a $500,000 UNIX quota.  His quarterly on-target earnings are $10,000 (for Q1 2007 split at $7,500 for UNIX and $2,500 for New business) and the sales rep has attainment of $600,000 (120% of quota) for UNIX and attains his/her objectives for the New business at 100%, the sales rep’s Q1 2007 earnings would be $14,875 calculated as follows:

1)              UNIX attainment of 120% results in 165% of UNIX earnings ($7,500 * 165% = $12,375)

2)              New business attainment of 100% of objectives results in 100% of New business earnings ($2,500 * 100% = $2,500)

•                  Accelerators are not available on quotas that have been adjusted subsequent to the original quarterly quota allocation set by the Sales VP at the beginning of the fiscal quarter or appointment to the sales team.  All adjustments to quota must be approved by the Sales VP and the VP of Finance.  Exceptions to this are:

1.               Companywide quota adjustments

2.               Countrywide quota adjustments

3.               Territory reallocations

For exceptions 1) — 3), these must be approved by the CFO.

Sales Engineers (SEs) that are covered by this compensation plan will be eligible for accelerators in a linear fashion (i.e. 110% of revenue will pay 110% of available on-target earnings) and SEs will also not be subject to the minimum quota attainment.

Bookings.  Bookings are defined as amounts committed to SCO via a valid purchase order, regardless of when the product is shipped or the service performed.  An order is considered a booking when it has been processed and approved by sales, credit, finance, legal, customer delivery, and entered into QAD.  Revenue may or may not be recognized when an item is booked.  For example, services contracts are pro-rated over the period in which the services relate.

Bookings Bonus (New Mobile Business):  SCO will pay a bookings bonus to the sales rep in addition to the normal commission for any new mobile business transactions that meet the following criteria:  (All booking orders must meet the standard purchase order requirements of SCO and have payment terms of no greater than net 45 days).

•                  Any professional services, subscription service, or support service that is greater than $50,000 where revenue is not recognized in the current quarter of booking will be eligible for a $5,000 bonus.

•                  Multiple orders may be combined to determine the quarterly bookings.

Collection of Customer Accounts.  Quota attainments are subject to collection of account.  Sales which remain uncollected 90 days after invoice due date may be debited against the salesperson’s attainment for the quarter in which the sale was deemed to be un-collectible.

Gross Margin.  Revenue generated by non-SCO products, sales of hardware, etc., will receive quota relief and will be eligible for commission payments using the following formulas:

•                  For transactions where the gross revenue and the related cost of goods are recognized at 100%, the gross margin on the sale will be eligible for quota relief; or

•                  For transactions where revenue is recognized net of cost of goods sold, then all of the revenue will be eligible for quota relief.

•                  Heavily discounted services agreements may be covered under this rule, to the extent that they do not generate historical margins and returns to the Company.

For example, if a $100,000 order for hardware is received, and the related cost of goods is $90,000, the gross margin is $10,000.  Under the first example of gross revenue and cost of goods, commission would be eligible on the $10,000 of gross margin.  Under the second example, the net revenue of $10,000 ($100,000 revenue - $90,000 cost) would be eligible for quota relief and commission payments.

Invoicing.  Invoicing is the amount billed to a customer during the effective period of this compensation plan, regardless of when the product or service is delivered.

Payment.  Commissions earned under this plan are paid quarterly and are calculated upon attainment of revenue against stated quota.   Optional monthly advances (recoverable draws) may be paid.  Draws paid within a quarter are deducted from actual commissions earned for that quarter.  If the option to receive a draw is chosen, payment will be as follows:

•                  During month one of the quarter, 6.25% of the annual incentive opportunity is advanced.

•                  During month three of the same quarter, 6.25% of the annual incentive opportunity is advanced.

•                  Actual commissions are computed after the end of month three when revenue has been audited.  Attainment is computed based upon the individual’s sales results against their stated quota.  Commission earned, less advances paid is paid with the regular pay cycle closest to 45 days following the end of the quarter.  Any advances made in excess of the quarter’s actual earnings will be recovered in the following quarter.

•                  In the event that the sales rep has taken a draw that exceeds the target incentive, the draw will be recoverable from the sales rep in the following quarter.

President’s Club.  SCO will reward the top selling individuals with a “President’s Club” event or award.  In order to qualify for fiscal year 2007, all participants must achieve each of their UNIX and New business quotas at a minimum of 100%.  This minimum 100% will be calculated by summing the actual attainment for each quarter of fiscal year 2007 and comparing that against the total quota for fiscal year 2007.  Independent Contractors will also qualify when assigned a set quota which is achieved or exceeded.  SE’s who attain 100% of the revenue target will also be eligible to qualify for President’s Club.

Product or Services Returns.  Product or services, which are returned for invoice credit, will be debited against the sales rep’s performance against quota in the quarter in which the return occurs.

Revenue.  Revenue is defined as net amounts billed by SCO for products and services and recognized by SCO on financial reports to its shareholders, plus or minus any corporate financial adjustments, if any.  Revenue is recognized typically for a product when shipped to an end user and for services when performed.  Recognition of revenue is subject to approval by the SCO Corporate Controller / VP of Finance.  Revenue generated by products sold at less than the authorized selling price and products sold on unauthorized terms and conditions may be excluded from revenue for compensation purposes.

Revenue Adjustments.  Revenue adjustments between sales regions will be included in the period in which the adjustment occurs.

Sales Compensation Committee.  The Sales Compensation Committee is responsible for final interpretation, adjustments, and modifications to the plan.  The Sales Compensation Committee consists of the CEO, CFO and Sales VPs.

Sales In.  Sales in is based on the sales of product / support / SES, amortized revenue, and professional services by SCO to its distribution partners and end user customers, net of corporate financial adjustments, if any.

Sales Out.  Sales out is the sales out reported to SCO by its distribution partners, net of corporate financial adjustments. Sales out is equal to sales in plus or minus the change in inventories between the beginning and end of a period.  The total revenue used to calculate commission payments cannot exceed the revenue recognized for the period.  Therefore, if the sales out claimed cumulatively by all sales reps exceed the actual revenue recognized, adjustments will be made based on quota assignments in order to bring the sales out in line with revenue.

Side Letters, Customer Purchase Order Modification.  Any formal or informal communication (i.e. side letter or verbal commitment) to a customer indicating a modification of an existing contract, agreement, or purchase order, without approval from a Sales VP, and the VP of Finance is prohibited.  This includes modifications to payment terms and conditions return privileges pricing and co-op. Under no circumstances should a SCO employee modify the document. Any SCO employee(s) participating in such actions is subject to immediate termination.

Strategic Initiatives:  Strategic initiatives initiated by the Company’s executive team or Board of Directors may be eligible for quota relief and commission payments.  Decisions on quota relief and commission payments will be determined by the CFO.

Territory.  Each plan participant is assigned a territory.

Transfer, Employment Termination or Leave of Absence.   Upon status change such as transfer, employment termination or leave of absence, a plan participant shall be entitled to all amounts earned as of the effective date of the employee action. Final incentive compensation payments under this plan will be made 90 days from the end of the month of the effective status change.

If an employee transfers to a non-quota carrying position or terminates employment with SCO prior to October 31, the total quarterly target quota must be exceeded before the over quota earnings rate will be paid.

Final interpretation of the plan is the responsibility of the Sales Compensation Committee.  SCO shall have full recourse from the employee for any and all amounts due resulting from a negative incentive balance at time of termination.

Non Recoverable Guarantee: The Sales Compensation Committee may approve a payment of a non-recoverable draw, typically for a period of three months in certain ramp-up or new employee situations.  If a sales rep receives a non recoverable guarantee then brings in revenue which exceeds his guarantee amount, then he/she will receive the larger earnings.  Future earnings will be based on the originally stated quota and incentive.  If a sales rep does not exceed his/her guaranteed earnings, then the future earnings will be based on the remaining quarter’s quota and earnings.  All guarantees need to be approved by the Sales Compensation Committee.

I have read, understand and accept the above Plan Definitions.

NAME	DATE

Addendum to Sales Compensation Plan

General.  All definitions and meanings described in the Sales Compensation Plan will apply to participants in this plan.  In order to be added to this plan, approval from the CEO and CFO must be received.  Sales reps will not be eligible for commission and quota relief from both this plan and the standard UNIX plan.

Quota.  Each sales rep participating in this program will receive a quarterly quota, which is applicable to their sales responsibilities.  Sales reps participating in this program will not have a UNIX quota.

Accelerators.  Sales reps will be eligible for accelerator payments once they have achieved their quarterly revenue target.  Accelerators for this program will be 5% of revenue recorded in excess of quota.